Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260008

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated April 8, 2022)

Up to 105,086,092 Shares of Common Stock

Up to 11,500,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 4,000,000 Warrants to Purchase Common Stock

This prospectus supplement is being filed solely to update the information contained in the table in the “Selling Securityholders” section of the prospectus dated April 8, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260008), to reflect transfers of shares of our common stock, $0.0001 par value per share (the “common stock”) from dMY Sponsor III, LLC (the “Sponsor”) to certain members thereof.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 11,500,000 shares of our common stock, which consists of (i) up to 4,000,000 shares of common stock issuable upon the exercise of warrants (the “Private Warrants”) originally issued in a private placement to the Sponsor in connection with the initial public offering of dMY Technology Group, Inc. III (“dMY”) and (ii) up to 7,500,000 shares of common stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of dMY. We will receive the proceeds from any exercise of any Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 105,086,092 shares of common stock consisting of (a) up to 34,500,000 shares of common stock issued in a private placement pursuant to subscription agreements entered into on March 7, 2021, (b) up to 7,500,000 shares of common stock issued in a private placement to the dMY Initial Stockholders in connection with the initial public offering of dMY, (c) up to 4,000,000 shares of common stock issuable upon exercise of the Private Warrants and (d) up to 59,086,092 shares of common stock (including shares issuable upon the exercise of convertible securities) pursuant to that certain Amended and Restated Registration Rights Agreement, dated September 30, 2021, between us and the selling securityholders granting such holders registration rights with respect to such shares and (ii) up to 4,000,000 Private Warrants. We will not receive any proceeds from the sale of shares of common stock or Warrants by the selling securityholders pursuant to the Prospectus and this prospectus supplement.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or Warrants. See the section titled “Plan of Distribution.”

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any other amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and Public Warrants are listed on the New York Stock Exchange under the symbols “IONQ” and “IONQ WS,” respectively. On May 9, 2022, the last reported sales price of our common stock was $5.08 per share and the last reported sales price of our Public Warrants was $1.19 per warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated May 10, 2022

SELLING SECURITYHOLDERS

The following information is being provided to update the table in the “Selling Securityholders” section of the Prospectus to reflect transfers of shares of our common stock from the Sponsor to certain members thereof.

Where the name of a selling securityholder identified in the table below also appears in the table in the Prospectus (e.g., Charles Wert), the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the Prospectus.

As used in this prospectus supplement, the term “selling securityholders” includes the selling securityholders listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

The following table provides, as of the date of this prospectus supplement and based on information provided by each selling securityholder named below, information regarding the beneficial ownership of our common stock of each selling securityholder, the number of shares of common stock that may be sold by each selling securityholder under the Prospectus and that each selling securityholder will beneficially own assuming all securities that may be offered pursuant to the Prospectus are sold. Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Except as set forth in the footnotes below, (i) the following table does not include up to 7,500,000 shares of common stock issuable upon exercise of the Public Warrants and (2) the address of each selling securityholder is 4505 Campus Drive College Park, MD 20740.

Please see the section titled “Plan of Distribution” in the Prospectus for further information regarding the stockholders’ method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owner After Offering	Percent Owner After Offering
Holders of Registration Rights Pursuant to Registration Rights Agreement
Paul T. Dacier	10,000	10,000	—	—	—	—	—	—
John P.T. Dacier	10,000	10,000	—	—	—	—	—	—
Bharat Kapoor	15,000	15,000	—	—	—	—	—	—
Kumars Akhavan	15,000	15,000	—	—	—	—	—	—
Ben T. Smith IV	30,000	30,000	—	—	—	—	—	—
Roger S. Mertz	30,000	30,000	—	—	—	—	—	—
Elinor Mertz	30,000	30,000	—	—	—	—	—	—
James P. McGurck III	30,000	30,000	—	—	—	—	—	—
Byron Quentin Lilly	30,000	30,000	—	—	—	—	—	—
Budge Family Trust(43)	45,000	45,000	—	—	—	—	—	—
Ludwig Mckillap Trust(44)	45,000	45,000	—	—	—	—	—	—
Matthew Drapkin	45,000	45,000	—	—	—	—	—	—
Jose Cobos	45,000	45,000	—	—	—	—	—	—
David Smiddy	60,000	60,000	—	—	—	—	—	—
Gigi Levy Weiss	60,000	60,000	—	—	—	—	—	—
Fred Finocchiaro	60,000	60,000	—	—	—	—	—	—
AD2101 Inc.(45)	60,000	60,000	—	—	—	—	—	—
Greg Brandeau	60,000	60,000	—	—	—	—	—	—
Lamb Family Trust of 4/12/1982(46)	150,000	150,000	—	—	—	—	—	—
Phillip J. Hellmuth Jr.	150,000	150,000	—	—	—	—	—	—
Charles Wert	225,000	225,000	—	—	—	—	—	—
2018 Nada Family Trust UAD 07/09/18(47)	300,000	300,000	—	—	—	—	—	—
Redline 2020, LP(48)	300,000	300,000	—	—	—	—	—	—
Meteora Special Opportunity Fund i, LP(49)	450,000	450,000	—	—	—	—	—	—
RHY 2021 Irrevocable Trust(50)	2,597,500	2,597,500	—	—	—	—	—	—
Isalea Investments LP(51)	2,597,500	2,597,500	—	—	—	—	—	—

Total – Holders of Registration Rights	7,450,000	7,450,000	—	—	—	—	—	—

*	Represents less than 1%.

(43)	James Budge is a trustee of the James Budge Family Trust and has voting and/or investment control over the securities held by the James Budge Family Trust.

(44)	Eric Ludwig and Mary McKillap are trustees of the Ludwig McKillap Trust and share voting and/or investment control over the securities held by the Ludwig McKillap Trust.

(45)

Christopher Locke is the sole shareholder of AD2101 Inc. and exercises voting and/or investment control over the securities held by AD2101 Inc. and may be deemed to be the beneficial owner of the shares held by AD2021 Inc..

(46)

David K. Lamb and Patricia Zepul Lamb are co-trustees of the Lamb Family Trust of 4/12/1982 (the “Lamb Trust”) and each of them has voting and/or investment control over the securities held by the Lamb Trust.

(47)	Hany Nada and Mary Nada are co-trustees of the 2018 Nada Family Trust UAD 07/09/18 (the “Nada Trust”) and each of them has voting and/or investment control over the securities held by the Nada Trust.

(48)

Jeffrey Dale Brody is the general partner of Redline 2020, LP (“Redline”) and exercises voting and/or investment control over the securities held by Redline and may be deemed to be the beneficial owner of the shares held by Redine.

(49)

Meteora Capital GP, LLC (“Meteora GP”) is the general partner of Meteora Special Opportunity Fund I, LP (“Meteora LP”). Vikas Mittal is the managing member of Meteora GP, has voting and/or investment control over the shares held by Meteora LP and may be deemed to be the beneficial owner of the shares held by Meteora LP.

(50)

Niccolo de Masi is the managing member of Isalea Investments LP (“Isalea”), has voting and/or investment control over the securities held by Isalea and may be deemed to be the beneficial owner of the shares registered to Isalea. Mr. de Masi is also a member of our board of directors and was previously the chief executive officer and board member of our predecessor, dMY Technology Group, Inc. III.

(51)

Harry You is investment advisor to RHY 2021 Irrevocable Trust and has voting and/or investment control over the securities held by RHY 2021 Irrevocable Trust. Mr. You is also a member of our board of directors.